Exhibit 1

North American Palladium Announces Resumption of Milling Operations

Toronto, Ontario, July 2, 2015 – North American Palladium Ltd. (“NAP”) (TSX: PDL) (OTC PINK: PALDF) (the “Company”) announced today that milling operations at its Lac des Iles (“LDI”) mine site were successfully restarted on June 26, 2015. Underground operations continued during the suspension of milling operations resulting in a large stockpile of approximately 250,000 tonnes of crushed ore on surface which is available for processing. Initial mill startup has been at approximately 8,400 tonnes per day (“tpd”) which will be increased to approximately 13,000 tpd for a period in July to work through the stockpile before reverting back to 8,400 tpd as per the 2015 plan.

Prior to the restart of milling operations, the Company received a dam safety report from an independent third-party engineering consulting firm that reconfirmed the integrity of the containment structures at LDI’s tailings management facility. The Company also successfully restored water balance levels at LDI to within permitted operating levels. Following consultations with relevant provincial ministries, the Company was in compliance with all criteria required for the restart of milling operations.

“Significant efforts by team members across the Company, led by those on-site at LDI, have put us in a position to restart milling operations,” said Phil du Toit, President and CEO. “I would also like to acknowledge the cooperation and support of various government ministries and other stakeholders who have been working with LDI.”

Since June 18, 2015, only treated water has been discharged. Extensive downstream monitoring and testing to date in the LDI reclaim ponds and of the treated and untreated water released in downstream discharge areas has confirmed the water to be non-toxic and there have been no observed detrimental effects on aquatic life.

Frequent consultation has been maintained with various First Nations groups in the area with regard to the recent water discharge and the actions being taken by LDI. The potential impact of the discharge on the environment, if any, has yet to be determined and LDI is working with experts in the field to prepare and implement a long term monitoring and remediation plan in consultation with stakeholders.

Technical Information and Qualified Persons

Mr. James Gallagher, the Company’s Chief Operating Officer and a Qualified Person under National Instrument 43-101, has reviewed and approved all technical items disclosed in this news release.

About North American Palladium

NAP is an established precious metals producer that has been operating its Lac des Iles mine located in Ontario, Canada since 1993. LDI is one of only two primary producers of palladium in the world, offering investors exposure to palladium. The Company’s shares trade on the TSX under the symbol PDL and on the OTC Pink under the symbol PALDF.

Cautionary Statement on Forward-Looking Information

Certain information contained in this news release constitutes ‘forward-looking statements’ within the meaning of the ‘safe harbor’ provisions of Canadian securities laws and the United States Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact are forward-looking statements. The words ‘potential’, ‘preliminary’, ‘believe’, ‘forecast’, ‘will’, ‘anticipate’, ‘expect’, ‘would’, ‘could’, ‘estimate’ and similar expressions identify forward-looking statements. Forward-looking statements in this news release include, without limitation: information pertaining to the Company’s strategy, plans or future financial or operating performance, projected production, project timelines, mining and milling rates, cash flows, metal price and foreign exchange rates, and other statements that express management’s expectations or estimates of future performance. Forward-looking statements involve known and unknown risk factors that may cause the actual results to be materially different from those expressed or implied by the forward-looking statements. Such risks include, but are not limited to: the risk that the LDI mine may not perform as planned, the possibility that commodity prices and foreign exchange rates may fluctuate, and inherent risks and hazards associated with mining including environmental risks. For more details on these and other risk factors see the Company’s most recent Annual Information Form/Form 40-F on file with Canadian provincial securities regulatory authorities and the SEC.

Forward-looking statements are also based upon a number of factors and assumptions that, while considered reasonable by management, are inherently subject to significant business, economic and competitive uncertainties and contingencies. The factors and assumptions contained in this news release include, but are not limited to: that the Company will be able to continue as a going concern, the Company’s ability to continue normal business operations at its Lac des Iles mine, that metal prices and exchange rates between the Canadian and United States dollar will be consistent with the Company’s expectations, that there will be no significant disruptions affecting operations, and that prices for key mining and construction supplies, including labour, will remain consistent with the Company’s expectations. The forward-looking statements are not guarantees of future performance. The Company disclaims any obligation to update or revise any forward-looking statements, whether as a result of new information, events or otherwise, except as expressly required by law. Readers are cautioned not to put undue reliance on these forward-looking statements.

For further information please contact:

North American Palladium Ltd.

John Vincic

Investor Relations

Telephone: 416-360-7374

Email: jvincic@nap.com

www.nap.com

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